Exhibit 99.2

OPERATOR

Good morning.  My name is        and I will be your conference facilitator.  I would like to welcome everyone to McDATA’s Third Quarter Financial Results Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question and answer period.  To ask a question press star then the number 1 on your telephone keypad.  If you would like to withdraw your question press star then the number 2.

Ms. Lyall, you may begin.

RENEE LYALL

Thank you, operator.  Good morning, everyone.  I’m Renee Lyall, McDATA’s Senior Director of Investor Relations.  With me on the call today are McDATA’s Chairman, President and CEO, John Kelley, and Chief Financial Officer, Scott Berman.

A press release detailing our third quarter fiscal year 2005 financial results was distributed this morning at 6:00 a.m. Eastern Time over Business Wire and First Call.  The press release is available on our website at www.mcdata.com.  This conference call is being recorded and a telephone replay will be available tonight beginning at approximately 12 noon Eastern Time through the end of the day on December 2. To access the telephone replay dial 706-645-9291.  The pass code is 2369582.

The conference call today is also being webcast live via the internet at www.mcdata.com and will be archived on our website for the next 12 months.  Also available on our website are supporting slides for today’s conference call.

Before we begin, let me remind you that McDATA’s third quarter reported results include three months of CNT revenue and operations, while our second quarter reported results included only two months of

CNT revenue and operations following the successful close of the acquisition on June 1, 2005.

During the course of this conference call we will provide information that constitutes forward looking statements, including statements regarding future events.  Actual results may differ materially.  Any forward looking statements we make today are subject to risks and uncertainties as described in the company’s reports on Forms 10-K, 10-Q, and 8-K, that are filed with the SEC.  McDATA assumes no obligation to update any such forward-looking statements.

In addition, the financial information that we review on today’s conference call is unaudited and presented on a non-GAAP, or pro-forma basis.  The non-GAAP results are a supplement to financial statements based on accounting principles generally accepted in the United States of America, or GAAP.  The non-GAAP results exclude certain expenses to provide what McDATA believes is a more complete understanding of our underlying operational results and trends.  Non-GAAP results are one of the primary indicators management uses for planning and forecasting of future periods.

Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

A reconciliation of GAAP and non-GAAP net income is provided in the financial statements included in both our press release and form 8-K filed with the SEC today.

At this time, I will turn the call over to John Kelley.

JOHN KELLEY

Thank you, Renee, and thank you all for joining us this morning.

Scott will begin the call with a review of our third quarter results.  Following Scott, I will discuss the events of the quarter – what went well, what didn’t go as well as we would have liked, and how we plan to improve as we exit the fiscal year.  Then, I will turn the call back over to Scott, and he will provide financial guidance for our fourth quarter.  After that, we will open the call for Q&A.

Scott….

SCOTT BERMAN

Thank you, John, and good morning everyone.

Before I begin, I want to remind everyone that our third quarter results reflect our first full quarter as a combined company and include three months of CNT revenue and operations, while our second quarter results included only two months of CNT revenue and operations.

Revenue for the third quarter was $168.5 million, compared to $165.3 million in the second quarter.

Non-GAAP earnings were two cents per diluted share based on approximately 155 million shares outstanding, compared to three cents in the second quarter. Please note, our third quarter EPS includes a tax benefit of approximately $1.4 million, or one cent per diluted share, related to the release of an accrued tax liability due to the expiration of a statute of limitations.  This tax benefit was not contemplated in our third quarter guidance.

On a GAAP basis, the net loss for the third quarter was five cents.

As a reminder, we discuss revenue in the following two categories – product revenue and services revenue.  Product revenue includes all hardware and software products, including third party product.  Services revenue includes all revenue related to break-fix, or maintenance, consulting, professional, and monitoring services.

On slide 7 in today’s supporting slide presentation, you will find supplemental financial information illustrating what the company’s combined revenue would have been in each of these categories dating back to Q104.  Please note that Q205 includes three months of McDATA revenue, but only two months of CNT revenue, while Q104 – Q105, and Q305, include three full months of both CNT and McDATA revenue.  This data is for illustrative purposes only and is unaudited.

Total product revenue for the third quarter was $138.6 million, and represented 82% of sales.

Within product revenue, fibre channel director sales decreased in the low single digits sequentially.

Fabric switch revenue grew in the double digits sequentially.

Fibre Channel Eclipse SAN router sales decreased in the mid single digits sequentially, but were up mid single digits year-over-year.

Total fibre channel port shipments, excluding the UMD and FC9000, increased more than 20% sequentially, and more than 30% year over year.

Fibre channel ASPs declined in the mid-teens sequentially and year over year.  The decline was tied to McDATA lowering prices on the older Sphereon fabric switches as we rolled out our new Sphereon 4 gigabit 4400 and 4700, a mix shift with switch sales increasing, and director sales decreasing, as well as the competitive dynamics at the high end of the market.

WAN and extension sales declined somewhat sequentially and year over year.  This product category is largely comprised of the UltraNet Edge and USD-x products.  As we discussed on our September 6 second quarter earnings call, revenue from these products – in particular the USD-x - has historically been lumpy, with a longer sales cycle and larger deal size because sales are often tied to the build out of a disaster recovery site or secondary data center.  Despite the lumpiness, the trend appears to be upward on an annual basis, and we are optimistic about growth in both SAN and mainframe extension as customers continue to build out and expand their global enterprise data infrastructure.

Third party product revenue represented just under 10% of total revenue in the third quarter.

Software revenue was $20 million, and represented 12% of total revenue.  Sales grew fifteen percent sequentially and thirty-eight percent year over year. Software revenue includes revenue from add-on software sales, software maintenance, and royalty payments received from our partnerships.

The growth in software revenue in the third quarter was largely related to an increase in the attach rate of our value-added software sales for both SAN routing and fibre channel products, particularly open trunking and our security product, SANtegrity, as well as continued growth in software maintenance contracts.  We also experienced revenue growth related to EFCM, which is tied to an increase in i10k shipments and upgrades to a new software platform.

Also included in product revenue is revenue recognized from the agreement with QLogic.  As we explained on our second quarter earnings call, McDATA received $4 million from QLogic in our fourth fiscal quarter 2004, essentially for our intellectual property.  The original contract dictated the $4 million would remain in deferred revenue for the five year term of the agreement.  The contract was amended during the second quarter allowing us to recognize revenue quarterly through January 31 of 2008.  We recognized approximately $435 thousand in the second quarter, and we recognized approximately $840 thousand in the third quarter, which was contemplated in our third quarter guidance.  Going forward, the revenue recognized under this contract will decline, and therefore we will not highlight this revenue contribution on future earnings calls.

Third quarter services revenue was $30 million, representing 18% of total revenue. Maintenance contributed more than 80% to service revenue, with the remainder coming largely from professional service engagements.

Turning to our distribution channels,

•                  EMC contributed 28% to revenue in the third quarter, and IBM contributed 22%.

•                  Other sales channels, including direct sales, Dell, HDS, HP, Sun, and value added resellers and distributors, represented 50% of revenue.

Geographically, North America represented 68% of sales, while EMEA and APJ contributed 32%.

Non-GAAP gross margin for the third quarter was 47.5%.  Product gross margin was 50.8%, and services gross margin was 31.7%.

As a reminder, under purchase accounting, the deferred revenue liability assumed in an acquisition must be adjusted to fair value, which is the sum of direct and incremental costs of fulfilling the maintenance obligation plus a normal profit margin on those fulfillment costs.

As we discussed on our September 6 call, our service revenue is negatively impacted by this purchase accounting adjustment. During the third quarter, the revenue reduction was $3.3 million.

Without this adjustment, our total revenue would have been $171.8 million, with total gross margin coming in at 48.5%.  Service revenue would have been $33.2 million, with service margin coming in at 38.7%.

The negative impact of this purchase accounting adjustment was contemplated in our third quarter guidance.  I just wanted to remind everyone of this accounting treatment.

Non-GAAP operating expenses for the third quarter included three months of CNT expense, and came in at $77.2 million, half a million lower than our second quarter operating expense which included only two months of CNT operations.  Third quarter operating expense came in below our guidance of $78 - $82 million, as we continue to successfully execute our business model.

Non-GAAP operating margin was 1.7%.

The non-GAAP tax rate for the third quarter was 31%, exclusive of the one time tax benefit I referred to earlier.

Moving to the balance sheet, McDATA ended the third quarter with cash and investments – short and long term – of $354.5 million, which includes $10.6 million of restricted cash.  This represents an increase of more than $15 million over the second quarter balance. Short and long-term investments consist primarily of government and highly rated corporate bonds.

Securities and lending collateral was $86.7 million. You will notice that securities and lending collateral appears as both an asset and a liability on the balance sheet.  As we have discussed in the past, securities and lending collateral should not be included in your cash per share calculation.  As of October 31, 2005, net of convertible debt, McDATA’s cash position was $62 million, which equates to approximately forty cents per diluted share, based on approximately 155 million fully diluted shares outstanding.  This compares to a net cash balance of $47 million exiting the second quarter.

Days sales outstanding were 60 days, compared to 72 days in the second quarter.  The decline is attributable to strong collections, particularly with respect to acquired CNT receivables.  Going forward, we are targeting DSOs in the 60 – 70 day range.

Cash flow from operations was $15 million, compared to a negative $22 million last quarter.

Our inventory balance at the end of the third quarter was about flat with the second quarter at $35 million, and inventory turns on an annualized basis were 10.2, up from 9.5 in the previous quarter.

Capital expenditures during the quarter were $3.7 million, compared to $4.5 million in the second quarter.

Depreciation and amortization for the third quarter was $27.9 million, up from $22.9 million in the second quarter, reflecting three months of CNT depreciation and amortization instead of two.

Deferred revenue increased to $84.4 million, up from $78.7 million in the second quarter.  The increase is tied to growth in maintenance contracts.

Finally, before I turn the call over to John, I know there has been a heightened focus on our cash position since we announced the acquisition of CNT.  At this time, we expect to generate more than $50 million in free cash flow, net of capital expenditures, in fiscal year 2006, ending January 31, 2007, allowing us to exit the fiscal year with a net cash position greater than $100 million. Should we seek to improve the cash position and strengthen the balance sheet further there are various alternatives available.

With that, I will turn the call back over to John.

JOHN KELLEY

Thank you, Scott.

Let me start by saying our third quarter was characterized by both strong achievements and disappointment, and we are committed to driving better performance in the future.

I want to spend some time this morning walking through what went well in the quarter, what didn’t go as well as we would have liked, and what our plans are to drive revenue growth and improved profitability in the future.

First, let’s talk about what went well…

•                  We continued to execute strongly with respect to our integration targets and exceeded our headcount synergy goal ending the quarter with 1,549 employees, down from the peak of 2,078 when we announced the acquisition of CNT.

•                  We also successfully converted domestic processes, as well as the UK and Germany, from CNT’s legacy JD Edwards ERP system to McDATA’s Oracle system.

•                  Our new Sphereon Flexport 4 gigabit fabric switches became generally available through all major OEM partners and resellers,

and we experienced sequential and year-over-year growth in this product line.

•                  We continued to see strength in the Asia Pacific region, with revenue increasing meaningfully both sequentially and year-over-year.

•                  Overall OEM revenue remained solid, with weakness at one partner offset by strength at another.

•                  We had a particularly strong quarter with HDS contributing more than 10% to revenue.

•                  Software revenue grew significantly, both sequentially and year-over-year, as Scott highlighted earlier.

•                  Revenue contribution from the i10k grew in the third quarter, and we experienced demand through all major partners, including EMC, HDS, and IBM.

•                  During the quarter, we also announced McDATA has sold more than 20,000 Intrepid Directors worldwide, totaling more than 1.6 million ports since 1998.

•                  This is a major achievement, and we owe our success to customers such as Moneygram, South Korea’s Ministry of Government and Home Affairs, the Chinese International Electronic Commerce Center, as well as Pink RokeAid and the Agricultural Bank of China, which both recently purchased i10ks.

•                  Another customer win I would like to highlight is BASF Information Services in Germany.  BASF purchased four McDATA Intrepid directors, and our storage partner in this sale was Hewlett Packard.

•                  We enhanced our FICON mainframe leadership position this quarter with the introduction of our Intrepid FICON Converter and FICON open trunking on our directors and switches for use with IBM’s FICON zSeries server line.

•                  Sales of the co-developed McDATA-QLogic embedded Fibre Channel blade switch continued to ramp, with third quarter unit shipments increasing through Dell, HP, and IBM over the second quarter.

•                  During the quarter we won more than 50 professional service engagements worldwide, and more than 20 new maintenance contracts – two of them valued at well over $1 million.

•                  The third quarter also marked the return to positive cash flow, as Scott stated earlier, we generated just over $15 million in operating cash flow during the quarter.

•                  Finally, I am proud of the team for their continued focus on driving a more leveraged operating model. Even with revenue below plan, we remained profitable on a non-GAAP basis.

Now, turning to what didn’t go as well as we would have liked:

•                  First, director revenue fell below our expectations in the third quarter.

•                  We attribute the shortfall in part to more pronounced seasonality at the high end of the market - as seen in the results of our partners and certain peers - as well as increased competition in the director space with the recent introduction of a new product by one of our competitors.

•                  Also impacting director revenue was our inability to achieve full general availability status, or GA, of the i10k from EMC.  While EMC was shipping the i10k during the third quarter, the absence of a full GA limited our upside potential.

•                  In addition, we experienced manufacturing supply constraints related to certain i10k components

•                  I know the #1 question on your minds is why hasn’t EMC already GA’d the i10k?

•                  The straight forward answer is that we have not successfully met all of the specifications for a full GA.

•                  We did have a very positive development this month with EMC that brought us a step closer to a full GA.

•                  Previously, for an i10k order to be processed, a special configuration review was required.

•                  As of the second week of November, the i10k in a high availability configuration can now flow through the standard EMC fulfillment process worldwide.

•                  We are optimistic this will allow us to begin regaining director share at this very important partner.

•                  And, likely tied for the #1 question is, when will EMC fully qualify and GA the i10k?

•                  EMC continues to work collaboratively with us towards a full GA, and our expectation at this time is that the i10k will be generally available through EMC during McDATA’s first fiscal quarter 2006.

•                  Second, we felt the impact and challenge of joining two sales organizations during the third quarter, particularly in North America, where revenue fell below forecast.

•                  We believe the integration process distracted management and field reps, disrupted business, therefore not allowing us to perform as well as we should have.

•                  Third, we experienced some growing pains within our manufacturing process as we transitioned the Lumberton manufacturing operations to Solectron and managed for the first time the supply chain for legacy CNT products.

•                  We also experienced supply chain constraints related to the i10k and new Sphereon products.

•                  While the supply constraints on the Sphereon switches did not contribute to the shortfall, they capped what could have been potential upside.

Now I want to talk about what we are doing to resolve the challenges we faced in the third quarter to drive revenue growth and improved profitability in the fourth quarter and fiscal year 2006.

•                  The acquisition of CNT was a large acquisition for McDATA.  Not only do we now have 500 additional employees worldwide, we have a new sales model, new products to manufacture, and a different business model.

•                  The third quarter was our first full quarter as a combined company, and it stands to reason we would experience some growing pains and disruption, and we did.

•                  The events of the third quarter brought to light that our sales force, particularly in North America, needs to become a more unified team, more aligned around a solutions oriented sale.

•                  We have the potential to win very large deals carrying product, professional service, and maintenance revenue, and I believe we can get there.

•                  We made some leadership changes throughout the sales organization over the past month to drive us to the end result we need to achieve.

•                  Also brought to light were some problems within our manufacturing processes and supply chain.

•                  Some of these difficulties have already been resolved.  For example – in the fourth quarter, we expect to be able to manufacture significantly more USD-X’s with Solectron at the Lumberton facility.  Additionally, we resolved the problems we were facing with a component supplier for the new Sphereon switches.

•                  Other difficulties will take more time to work through. As an example, we have been getting a poor yield on one of the i10k components.  We are in the process of dual-sourcing to a second supplier, which should rectify this situation by the close of our fourth quarter.  Until then, we could still face supply constraints.

•                  Finally, as I touched on a few moments ago, we have made very positive progress with EMC this month, and we continue to work collaboratively with EMC to achieve full GA status of the i10k in our first fiscal quarter 2006.

And now I will turn the call over to Scott to discuss our fourth quarter guidance.

SCOTT BERMAN

Thank you, John.

As a reminder, the information I am about to provide constitutes forward looking statements, including statements regarding future events.  Actual results may differ materially.  Any forward looking statements we make today are subject to risks and uncertainties as described in our reports on Forms 10-K, 10-Q, and 8-K that are filed with the SEC.

Before I outline our guidance for the fourth quarter, I want to touch on what John said.  A large integration isn’t simple, and there is no easy, quick fix.  While we are making solid progress every day, changes take time to flow through the business, and we do not expect to receive the full benefit of these improvements in the fourth quarter.

With that in mind, our guidance for the fourth quarter is as follows:

•                  We anticipate revenue in the range of $175 - $185 million

•                  We expect non-GAAP gross margins in the 47% - 49% range

•                  We expect non-GAAP operating expenses between $71 - $75 million

•                  We expect a non-GAAP tax rate of 31%, and

•                  We expect non-GAAP earnings per share between $0.05 and $0.07 based on approximately 155 million fully diluted outstanding shares.

With that, I will turn the call back to John, who will discuss our fiscal year 2006 guidance.

John Kelley

As Scott said, a large integration isn’t simple, and there is no quick and easy solution to the challenges we are facing.  But, as you can see, we are being very proactive in addressing the aspects of our business we wish to improve.  The areas we highlighted today are just a few examples, and there are many more in progress.

Another example would be an internal initiative we are rolling out now called the Field First Initiative.  The Field First Initiative includes a number of programs focused on integrating and improving field and back office processes at McDATA that will enable us to maximize the power of our combined sales force, promoting cross functional teamwork and cross selling of products and services. These include improvements in order management and tracking, product logistics, field communications and other areas.  By better aligning our resources to arm the sales team with the tools they need, we will enhance productivity and drive more revenue per employee.

As we continue to more tightly integrate our internal operations, identify additional synergies, and better align our resources to our business model we will become a stronger team, and the result will be better revenue performance and improved profitability.

Turning to our updated guidance for fiscal year 2006, a key focus for the executive team is driving a more leveraged business model.  We are targeting fiscal year operating expenses below 40% of revenue and a fiscal year operating margin greater than 10%.  We expect to generate more than $50 million in free cash flow, net of capital expenditures, allowing us to exit next fiscal year with a net cash position that exceeds $100 million.

Revenue growth is also a priority for 2006.  At this time, we expect fiscal year 2006 revenue to demonstrate growth over 2005, but we do not expect we will achieve the $800 - $825 million outlined previously.

We believe that the improvements that are taking place now position us to be firing on all cylinders as we enter fiscal year 2006.

We will now open up the call for Q&A.  Operator….